Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-280086) (the “Registration Statement”), of our audit report dated September 12, 2023 (except as to the reclassification of deferred development costs, to which the date is April 19, 2024), with respect to the balance sheet of Robinson Aircraft, ULC as of May 31, 2023 and the related statements of operations, stockholders’ equity, and cash flows for the year ended May 31, 2023, which is included in New Horizon Aircraft Ltd.’s Annual Report on Form 10-K/A, which appears in the Prospectus Supplement of New Horizon Aircraft Ltd. dated March 17, 2025, which forms a part of the Registration Statement.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

March 17, 2025